Exhibit 10.10

DIRECTORS

RETIREMENT PLAN

UNITED COMMUNITY BANK

Lawrenceburg, Indiana

April 1, 2002

Financial Institution Consulting Corporation

700 Colonial Road, Suite 102

Memphis, Tennessee 38117

WATS: 1-800-873-0089

FAX: (901) 684-7414

(901) 684-7400

DIRECTORS RETIREMENT PLAN

This Directors Retirement Plan (the “Plan”), executed as of the 1st day of April, 2002, formalizes the understanding by and between UNITED COMMUNITY BANK (the “Bank”), a federally chartered mutual savings bank, and its directors, hereinafter referred to as “Director(s)”, who shall be eligible to participate in this Plan by execution of a Directors Retirement Plan Joinder Agreement (“Joinder Agreement”) in a form provided by the Bank.

W I T N E S S E T H:

WHEREAS, the Directors serve the Bank as members of the Board of Directors; and

WHEREAS, the Bank desires to honor, reward and recognize the Directors who have provided long and faithful service to the Bank and to ensure the continued service on the Board by such Directors until retirement age; and

WHEREAS, the Directors wish to be assured that they will be entitled to a certain amount of additional compensation for some definite period of time from and after retirement from active service with the Bank or other termination of service and wish to provide their beneficiaries with benefits from and after death; and

WHEREAS, the Bank and the Directors wish to provide the terms and conditions upon which the Bank shall pay such additional compensation to the Directors after retirement or other termination of service and/or death benefits to their beneficiaries after death; and

WHEREAS, the Bank and the Directors intend this Plan to be considered an unfunded arrangement, maintained primarily to provide supplemental retirement income for such Directors; and

WHEREAS, the Bank has adopted this Directors Retirement Plan which controls all issues relating to Retirement Benefits as described herein;

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Bank and the Directors agree as follows:

SECTION I

DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1	“Accrued Benefit” means that portion of the Retirement Benefit which is required to be expensed and accrued under generally accepted accounting principles (GAAP) by any appropriate method which the Bank’s Board of Directors may require in the exercise of its sole discretion.

1.2	“Act” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.3	“Administrator” means the Bank.

1.4	“Bank” means UNITED COMMUNITY BANK and any successor thereto.

1.5	“Beneficiary” means the person or persons (and their heirs) designated as Beneficiary in the Director’s Joinder Agreement to whom the deceased Director’s benefits are payable. If no Beneficiary is so designated, then the Director’s Spouse, if living, will be deemed the Beneficiary. If the Director’s Spouse is not living, then the Children of the Director will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no living Children, then the Estate of the Director will be deemed the Beneficiary.

1.6	“Benefit Age” shall be the birthday on which the Director becomes eligible to receive the Retirement Benefit under the Plan. Such birthday shall be designated in the Director’s Joinder Agreement; provided, however, that a Director may make an election in accordance with Subsection 3.2 to receive an Early Retirement Benefit pursuant to Subsection 3.2 and in such case, the age set forth in such election shall be the Director’s Benefit Age.

1.7	“Benefit Eligibility Date” shall be the date on which a Director is entitled to receive his Retirement Benefit. A Director’s “Benefit Eligibility Date” shall occur on the 1st day of the month coincident with or next following the month in which the Director attains his Benefit Age designated in the Joinder Agreement.

1.8	“Cause” means personal dishonesty, willful misconduct, willful malfeasance, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), or final cease-and-desist order, material breach of any provision of this Plan, or gross negligence in matters of material importance to the Bank.

1.9	A “Change in Control” of the Bank shall mean:

(A) A reorganization, merger, merger conversion, consolidation, or sale of all or substantially all of the assets of the Bank to another entity which is not controlled by the Bank, or a similar transaction occurs in which the Bank is not the resulting entity; or

(B) That individuals who constitute the Board of Directors on the effective date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a Director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the Directors comprising the Incumbent Board shall not be considered a replacement Director for purposes of a change in control; or

(C) The acquisition of ownership or power to vote more than 25% of the votes eligible to be cast at a meeting of the members or stockholders, as applicable, of the Bank; or

(D) If the Bank is organized in stock form, the acquisition by any person or entity of “conclusive control” of the Bank within the meaning of 12 C.F.R. § 574.4(a), or the acquisition by any person or entity of “rebuttable control” within the meaning of 12 C.F.R. § 574.4(b) that has not been rebutted in accordance with 12 C.F.R. § 574.4(c). For purposes of this paragraph, the term “person” refers to an individual or corporation, partnership, trust association or other organization.

Notwithstanding anything to the contrary herein, a conversation of the Bank to a stock savings bank on a stand-alone basis or as a subsidiary of a stock or mutual holding company shall not be deemed a Change in Control.

1.10	“Children” means the Director’s children, or the issue of any deceased Children, then living at the time payments are due the Children under this Plan. The term “Children” shall include both natural and adopted Children.

1.11	“Disability Benefit” means the monthly benefit payable to the Director following a determination, in accordance with Subsection 3.7, that he is no longer able, properly and satisfactorily, to perform his duties as Director.

1.12	“Early Retirement Benefit” means the monthly benefit payable to the Director following a Timely Election to retire from the service of the Board prior to the Benefit Age stated in the Director’s Joinder Agreement and subject to the terms of Subsection 3.2.

1.13	“Effective Date” of this Directors Retirement Plan shall be April 1, 2002.

1.14	“Estate” means the estate of the Director.

1.15	“Interest Factor” means monthly compounding or discounting, as applicable, at seven percent (7%) per annum.

1.16	“Payout Period” means the time frame during which certain benefits payable hereunder shall be distributed. Payments shall be made for One Hundred and Twenty (120) months in equal monthly installments commencing within thirty (30) days following the occurrence of the event which triggers distribution; provided, however, that the Director is not receiving payments for Consulting Services provided through the United Community Bank’s Outside Directors’ Consultation and Retirement Plan as amended (Outside Directors’ Plan—Initially Effective October 28, 1999) in which case the Payout Period under this Plan shall be reduced by the number of months that the Annual Retirement Benefit is payable under the Outside Directors’ Plan.

1.17	“Plan Year” shall mean the calendar year.

1.18	“Spouse” means the individual to whom the Director is legally married at the time of the Director’s death.

1.19	“Retirement Benefit” means an annual amount payable to the Director in monthly installments throughout the Payout Period, equal to the amount designated in the Director’s Joinder Agreement and subject to Subsection 3.1; provided, however, if a Director elects an. Early Retirement Benefit in accordance with Subsection 3.2, then the Director’s Retirement Benefit shall be the applicable amount set forth in Subsection 3.2.

1.20	“Survivor’s Benefit” means an annual amount payable to the Beneficiary in monthly installments throughout the Payout Period, equal to the amount designated in the Director’s Joinder Agreement and subject to Subsection 3.3 and Subsection 3.2, if applicable.

1.21	“Timely Election” means the Director has made an election to receive the Early Retirement Benefit as stated in Subsection 3.2. Such Timely Election is required to be made in writing to the Bank at least the twelve (12) months prior to both (i) the event which triggers distribution and (ii) the Executive’s Benefit Eligibility Date existing at the time of such election.

SECTION II

ESTABLISHMENT OF RABBI TRUST

The Bank intends to establish a rabbi trust into which the Bank intends to contribute assets which shall be held therein, subject to the claims of the Bank’s creditors in the event of the Bank’s “Insolvency” as defined in the plan which establishes such rabbi trust, until the contributed assets are paid to the Directors and their Beneficiaries in such manner and at such times as specified in this Plan. It is the intention of the Bank to make contributions to the rabbi trust to provide the Bank with a source of funds to assist it in meeting the liabilities of this Plan. The rabbi trust and any assets held therein shall conform to the terms of the rabbi trust agreement which has been established in conjunction with this Plan. To the extent the language in this Plan is modified by the language in the rabbi trust agreement, the rabbi trust agreement shall supersede this Plan. Any contributions to the rabbi trust shall be made during each Plan Year in accordance with the rabbi trust agreement. The amount of such contribution(s) shall be at least equal to the Director’s Accrued Benefit, if any, less: (i) previous contributions made on behalf of the Director to the rabbi trust, and (ii) earnings to date on all such previous contributions.

SECTION III

BENEFITS

3.1

Retirement Benefit. If the Director is in the service of the Bank until reaching his Benefit Age and has been in the service of the Bank for a minimum of three (3) years under this Plan, the Director shall be entitled to the Retirement Benefit. Such Retirement Benefit shall commence on the 1st day of the month following the Director’s actual retirement or other termination of service on the Board, other than a termination of service due to the Director’s death, and shall be payable in monthly installments throughout the Payout Period. In the event a Director dies after commencement of the Retirement Benefit payments but before completion of all such payments due and owing hereunder, the Bank shall pay to the Director’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

3.2	Early Retirement. Provided that the Director has made a Timely Election, the Director may elect to retire from the service of the Bank and receive an Early Retirement Benefit provided, however, the Director must have been a participant in the Plan for three (3) years on the date of the Director’s retirement, and provided further that no Early Retirement Benefit is available to a Director unless he has attained the age of sixty-five (65). If the Director retires after age sixty-five (65) but before age sixty-eight (68) the Director shall be entitled to a benefit equal to $10,000 per year for the Payout Period. If the Director retires after age sixty-eight (68) but before his designated Benefit Age, the Director shall be entitled to a benefit equal to $15,000 per year for the Payout Period.

In the event the Director dies prior to commencement or completion of the Early Retirement Benefit payments, the Director’s Beneficiary shall be entitled to the continuation of such payments in monthly installments for the remainder of the Payout Period commencing within thirty (30) days of the Director’s death and shall not be entitled to the Survivor’s Benefit as set forth in Subsection 3.3 and the Director’s Joinder Agreement.

3.3	Death Prior to Benefit Age. If the Director dies prior to attaining his Benefit Age, has not made a Timely Election to receive an Early Retirement Benefit, and is still in the service of the Bank, the Director’s Beneficiary shall be entitled to the Survivor’s Benefit. The Survivor’s Benefit shall commence within thirty (30) days of the Director’s death and shall be payable in monthly installments throughout the Payout Period.

3.4	Voluntary or Involuntary Termination Other Than as Specified.

(a)	If the Director’s service with the Bank is voluntarily or involuntarily terminated prior to the attainment of his Benefit Eligibility Date, for any reason other than for Cause, an election of Early Retirement in accordance with Subsection 3.2, the Director’s death, disability, or following a Change in Control (as defined), the Director (or his Beneficiary) shall be entitled to the annuitized value (using the Interest Factor) of (i) his vested Accrued Benefit calculated as of the date of his termination of service, plus (ii) interest accrued (using the Interest Factor) on such vested Accrued Benefit from the date of termination until his Benefit Age.

Such benefit shall commence on the Director’s Benefit Eligibility Date and shall be payable in monthly installments throughout the Payout Period. In the event the Director dies at any time after commencement of payments hereunder, but prior to completion of all such payments due and owing hereunder, the Bank shall pay to the Director’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

(b)	If the Director dies after his voluntary or involuntary termination of service occurring prior to his Benefit Eligibility Date, and prior to the commencement of benefits hereunder, the Director’s Beneficiary shall be entitled to the annuitized value (using the Interest Factor) of (i) his vested Accrued Benefit calculated as of the date of his termination of service, plus (ii) interest accrued (using the Interest Factor) on such vested Accrued Benefit from the date of termination until his death. Such benefit shall be paid to the Director’s Beneficiary commencing within thirty days of the Director’s death in monthly installments throughout the Payout Period.

3.5	Termination of Service Related to a Change in Control.

(a)	If the Director’s service is terminated (either voluntarily or involuntarily) following or coincident with a Change in Control, the Director shall be entitled to his full

Retirement Benefit (as if he had remained in service until his Benefit Age). Such benefit shall commence on the 1st day of the month following his termination of service and shall be payable in monthly installments throughout the Payout Period. In the event that the Director dies at any time after commencement of the payments, but prior to completion of all such payments due and owing hereunder, the Bank, or its successor, shall pay to the Director’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

(b)	If, after such termination, the Director dies prior to commencement of the benefits hereunder, the Director’s Beneficiary shall be entitled to the Survivor’s Benefit which shall commence within thirty (30) days of the Director’s death. The Survivor’s Benefit shall be payable in monthly installments over the Payout Period.

3.6	Termination for Cause. If the Director is terminated for Cause, all benefits under this Plan shall be forfeited and this Plan shall become null and void as to the Director.

3.7

Disability Benefit. Notwithstanding any other provision hereof, if requested by the Director and approved by the Board of Directors, the Director who has not attained his Benefit Eligibility Date shall be entitled to receive the Disability Benefit hereunder, in any case in which it is determined by a duly licensed physician selected by the Bank, that the Director is no longer able, properly and satisfactorily, to perform his regular duties as a Director, because of ill health, accident, disability or general inability due to age. This Disability Benefit is available even if the Director has not served for three (3) years under this Plan. If the Director’s service is terminated pursuant to this paragraph and Board of Director approval is obtained, the Director may elect to begin receiving the Disability Benefit in lieu of any benefit available under Subsection 3.4, which is not available prior to the Director’s Benefit Eligibility Date. The Disability Benefit shall equal the annuitized value (using the Interest Factor) of the Director’s Accrued Benefit. The Disability Benefit shall be payable in monthly installments over the Payout Period commencing within thirty (30) days following the later of (i) the above mentioned disability determination and (ii) the approval of the Disability Benefit by the Board of Directors. In the event the Director dies at any time after termination of employment due to disability but prior to commencement or completion of all payments due and owing hereunder, the Bank shall pay to the Director’s Beneficiary the Survivor’s Benefit for the remainder of the Payout Period plus a lump sum payment equal to the present value of the difference between the Survivor’s Benefit and the Accrued Benefit payments already paid to the Director.

3.8	Non-Competition During and After Service on the Board.

(a)	In consideration of the agreements of the Bank contained herein and of the payments to be made by the Bank pursuant hereto, the Director hereby agrees that, so long as he remains in the service of the Bank, he will not actively engage, either directly or indirectly, in any business or other activity which is or may be deemed to be in any way competitive with or adverse to the best interests of the business of the Bank unless the Directors participation therein has been consented to, in writing, by the Board of Directors.

(b)	The Director expressly agrees that, as consideration for the covenants of the Bank contained herein and as a condition to the performance by the Bank of its obligations hereunder, from and after any voluntary or involuntary termination of service, other than a termination of service in connection with a Change in Control pursuant to Subsection 3.5, and continuing throughout the entire Payout Period, as provided herein, he will not, without the prior written consent of the Bank, become associated with, in the capacity of an employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area of the business of the Bank which enterprise is, or may be deemed to be, competitive with any business carried on by the Bank as of the date of the termination of the Director’s service or his retirement.

(c)	In the event of a termination of the Director’s service related to a Change in Control pursuant to Subsection 3.5, paragraph (b) of this Subsection 3.8 shall cease to be a condition to the performance by the Bank of its obligations under this Plan.

3.9	Breach. In the event of any breach by the Director of the agreements and covenants contained herein, the Board of Directors of the Bank shall direct that any unpaid balance of any payments to the Director under this Plan be suspended, and shall thereupon notify the Director of such suspensions, in writing. Thereupon, if the Board of Directors of the Bank shall determine that said breach by the Director has continued for a period of one (1) month following notification of such suspension, all rights of the Director and his Beneficiaries under this Plan, including rights to further payments hereunder, shall thereupon terminate.

3.10	Additional Death Benefit - Burial Expense. In addition to the above-described benefits, upon the Director’s death, the Director’s Beneficiary shall be entitled to receive a one-time lump sum death benefit in the amount of Ten Thousand ($10,000.00) Dollars. This benefit shall be provided specifically for the purpose of providing payment for burial and/or funeral expenses of the Director. Such death benefit shall be payable within thirty (30) days of the Director’s death. The Director’s Beneficiary shall not be entitled to such benefit under this Plan (i) if the Director is terminated for Cause prior to death or (ii) the Director’s Beneficiary receives a supplemental $10,000 death benefit under any other non-qualified deferred compensation plan sponsored by the Bank.

SECTION IV

BENEFICIARY DESIGNATION

The Director shall make an initial designation of primary and secondary Beneficiaries upon execution of his Joinder Agreement and shall have the right to change such designation, at any subsequent time, by submitting to the Administrator in substantially the form attached as Exhibit A to the Joinder Agreement, a written designation of primary and secondary Beneficiaries. Any

Beneficiary designation made subsequent to execution of the Joinder Agreement shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

SECTION V

DIRECTOR’S RIGHT TO ASSETS

The rights of the Director, any Beneficiary, or any other person claiming through the Director under this Plan, shall be solely those of an unsecured general creditor of the Bank. The Director, the Beneficiary, or any other person claiming through the Director, shall only have the right to receive from the Bank those payments so specified under this Plan. The Director agrees that he, his Beneficiary, or any other person claiming through him shall have no rights or interests whatsoever in any asset of the Bank, including any insurance policies or contracts which the Bank may possess or obtain to informally fund this Plan. Any asset used or acquired by the Bank in connection with the liabilities it has assumed under this Plan, unless expressly provided herein, shall not be deemed to be held under any trust for the benefit of the Director or his Beneficiaries, nor shall any asset be considered security for the performance of the obligations of the Bank. Any such asset shall be and remain, a general, unpledged, and unrestricted asset of the Bank.

SECTION VI

RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Plan. The Director, his Beneficiaries or any successor in interest to him shall be and remain simply a general unsecured creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation. The Bank reserves the absolute right in its sole discretion to either purchase assets to meet its obligations undertaken by this Plan or to refrain from the same and to determine the extent, nature, and method of such asset purchases. Should the Bank decide to purchase assets such as life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such assets at any time, in whole or in part. At no time shall the Director be deemed to have any lien, right, title or interest in or to any specific investment or to any assets of the Bank. If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Director, then the Director shall assist the Bank by freely submitting to a physical examination and by supplying such additional information necessary to obtain such insurance or annuities.

SECTION VII

ALIENABILITY AND ASSIGNMENT PROHIBITION

Neither the Director nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Director or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Director or any Beneficiary attempts assignment, communication, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

SECTION VIII

ACT PROVISIONS

8.1	Named Fiduciary and Administrator. The Bank, as Administrator, shall be the Named Fiduciary of this Plan. As Administrator, the Bank shall be responsible for the management, control and administration of the Plan as established herein. The Administrator may delegate to others certain aspects of the management and operational responsibilities of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

8.2	Claims Procedure and Arbitration. In the event that benefits under this Plan are not paid to the Director (or to his Beneficiary in the case of the Director’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator within sixty (60) days from the date payments are refused. The Bank and its Board of Directors shall review the written claim and, if the claim is denied, in whole or in part, they shall provide in writing, within ninety (90) days of receipt of such claim, their specific reasons for such denial, reference to the provisions of this Plan or the Joinder Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim. Such writing by the Bank and its Board of Directors shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the Administrator in writing within sixty (60) days of the first claim denial. Claimants may review this Plan, the Joinder Agreement or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. In its sole discretion, the Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Plan or the Joinder Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Plan and the Joinder Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules. If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

SECTION IX

MISCELLANEOUS

9.1	No Effect on Director’s Rights. Nothing contained herein will confer upon the Director the right to be retained in the service of the Bank nor limit the right of the Bank to deal with the Director without regard to the existence of the Plan.

9.2	State Law. The Plan is established under, and will be construed according to, the laws of the State of Indiana, to the extent such laws are not preempted by the Act and valid regulations published thereunder.

9.3	Severability. In the event that any of the provisions of this Plan or portion thereof, are held to be inoperative or invalid by any court of competent jurisdiction, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforce ability of the remaining provisions will not be affected thereby.

9.4	Incapacity of Recipient. In the event the Director is declared incompetent and a conservator or other person legally charged with the care of his person or Estate is appointed, any benefits under the Plan to which such Director is entitled shall be paid to such conservator or other person legally charged with the care of his person or Estate.

9.5

Unclaimed Benefit. The Director shall keep the Bank informed of his current address and the current address of his Beneficiaries. The Bank shall not be obligated to search for the whereabouts of any person. If the location of the Director is not made known to the Bank as of the date upon which any payment of any benefits may first be made, the Bank shall delay payment of the Director’s benefit payment(s) until the location of the Director is made known to the Bank; however, the Bank shall only be obligated to hold such benefit payment(s) for the Director until the expiration of thirty-six (36) months. Upon expiration of the thirty-six (36) month period, the Bank may discharge its obligation by payment to the Director’s Beneficiary. If the location of the Director’s Beneficiary is not made known to the Bank by the end of an additional two (2) month period following expiration of the thirty-six (36) month period, the Bank may discharge its obligation by payment to the Director’s Estate. If there is no Estate in existence at such time or if such fact cannot be determined by the Bank, the Director and his Beneficiary(ies) shall thereupon forfeit any rights to the balance, if any, of any benefits provided for such Director and/or Beneficiary under this Plan.

9.6	Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, no individual acting as an employee or agent of the Bank, or as a member of the Board of Directors shall be personally liable to the Director or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

9.7	Gender. Whenever in this Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

9.8	Effect on Other Corporate Benefit Plans. Nothing contained in this Plan shall affect the right of the Director to participate in or be covered by any other corporate benefit available to Directors of the Bank constituting a part of the Bank’s existing or future compensation structure.

9.9	Suicide. Notwithstanding anything to the contrary in this Plan, the benefits otherwise provided herein shall not be payable and this Plan shall become null and void with respect to the Director if the Director’s death results from suicide, whether sane or insane, within twenty-four (24) months after the execution of his Joinder Agreement.

9.10	Inurement. This Plan shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and the Director, his successors, heirs, executors, administrators, and Beneficiaries.

9.1.1	Headings. Headings and sub-headings in this Plan are inserted for reference and convenience only and shall not be deemed a part of this Plan.

SECTION X

AMENDMENT/REVOCATION

This Plan shall not be amended, modified or revoked at any time, in whole or part, as to any Director, without the mutual written consent of the Director and the Bank, and such mutual consent shall be required even if the Director is no longer in the service of the Bank.

SECTION XI

EXECUTION

11.1	This Plan sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Plan.

11.2	This Plan shall be executed in triplicate, each copy of which, when so executed and delivered, shall be an original, but all three copies shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Bank has caused this Plan to be executed on the day and date first above written.

WITNESS:	UNITED COMMUNITY BANK

/s/ G. MICHAEL SEITZ	By:	/s/ WILLIAM F. RITZMANN
Secretary	Title:	President

DIRECTORS RETIREMENT PLAN

JOINDER AGREEMENT

I, Henry Nanz, and UNITED COMMUNITY BANK hereby agree for good and valuable consideration, the value of which is hereby acknowledged, that I shall participate in the Directors Retirement Plan (“Plan”) established on April 1, 2002, by UNITED COMMUNITY BANK, as such Plan may now exist or hereafter be modified; and do further agree to the terms and conditions thereof.

I understand that I must execute this Directors Retirement Plan Joinder Agreement (“Joinder Agreement”) as well as notify the Administrator of such execution, on or before April 1, 2002, in order to participate in the Plan from its Effective Date. Otherwise, I may execute this Joinder Agreement and give notice of such execution to the Administrator at least thirty (30) days prior to any January 1.

My “Benefit Age” shall be Seventy-Eight (78). I understand that I may make a Timely Election to receive an Early Retirement Benefit pursuant to Subsection 3.2 and that once such Timely Election is made, my Benefit Age shall be modified accordingly.

My annual “Retirement Benefit” shall be Twenty Thousand Dollars ($20,000) per year, subject to Subsection 3.1 and all relevant Subsections of the Plan.

My annual “Survivor’s Benefit” shall be Twenty Thousand Dollars ($20,000) per year, subject to Subsection 3.2 and 3.3 and all relevant Subsections of the Plan.

In general, I understand that my receipt (or my Beneficiary’s receipt) of either the Retirement Benefit or Early Retirement Benefit (or Survivor’s Benefit) shall be subject to all provisions of the Plan.

In general, I understand that if I voluntarily or involuntarily terminate service at the Bank pursuant to Subsection 3.4 of the Plan prior to reaching my Benefit Age, for any reason other than for death, disability, Cause or following a Change in Control, my retirement benefit shall be computed in accordance with Subsection 3.4 of the Plan, and in general such benefit shall be based on the annuitized value (using the Interest Factor) of (i) my Accrued Benefit on such date, plus (ii) interest accrued (using the Interest Factor) on such Accrued Benefit from the date of termination until my Benefit Age. Notwithstanding the above, if I have made a Timely Election to receive an Early Retirement Benefit, my Early Retirement Benefit shall be calculated in accordance with Subsection 3.2.

I hereby designate the following individuals as my “Beneficiary” and I am aware that I can subsequently change such designation by submitting to the Administrator, at any subsequent time, and in substantially the form attached hereto as Exhibit A, a written designation of the primary and secondary Beneficiaries to whom payment under the Plan shall be made in the event of my death prior to complete distribution of the benefits due and payable under the Plan. I understand that any Beneficiary designation made subsequent to execution of the Joinder Agreement shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

PRIMARY BENEFICIARY:

SECONDARY BENEFICIARY:

I further understand that I am entitled to review or obtain a copy of the Plan, at any time, and may do so by contacting the Bank.

This Joinder Agreement shall become effective upon execution (below) by both the Director and a duly authorized officer of the Bank.

Dated this 11th day of April, 2002

/s/ HENRY G. NANZ
Director

/s/ WILLIAM F. RITZMANN
Bank’s duly authorized Officer

FIRST AMENDMENT

TO THE DIRECTORS RETIREMENT PLAN

JOINDER AGREEMENT

Upon mutual consent and for valuable consideration hereby recognized, this First Amendment to the Directors Retirement Plan Joinder Agreement (the “Agreement”) for Henry Nanz (the “Director”) dated this 26th day of March, 2004, is for the purpose of amending the Agreement as follows:

Paragraph 3 of the Agreement is modified as follows:

My “Benefit Age” shall be Seventy-Nine Years and Nine Months (79 Years, 9 Months).

Paragraph 7 of the Agreement is modified as follows:

In general, I understand that if I voluntarily or involuntarily terminate service at the Bank pursuant to Subsection 3.4 of the Plan and prior to reaching my amended Benefit Age, for any reason other than for death, disability, Cause or following a Change in Control, I shall be entitled to my full “Retirement Benefit” of Twenty Thousand Dollars ($20,000) per year commencing on the first day of the month following such termination.

All other provisions not specifically modified by this First Amendment shall remain in full force and effect.

[Remainder of Page left intentionally blank].

IN WITNESS WHEREOF, the Bank and the Director have caused this Amendment to be executed on date first written above.

WITNESS:	UNITED COMMUNITY BANK:

/s/ E. G. MCLAUGHLIN	By:	/s/ WILLIAM F. RITZMANN

	Title:	President

WITNESS:	DIRECTOR:

/s/ E. G. MCLAUGHLIN	/s/ HENRY G. NANZ